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                                                                     Exhibit 3.1

                         CERTIFICATE OF INCORPORATION
                                      OF

                                 INFORTE CORP.


          The name of the corporation is Inforte Corp.


          The initial registered office of the corporation is to be located at 30 Old Rudnick Lane, Suite 100, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its initial registered agent at the address is Lexis Document Services Inc.


          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


          The total number of shares of capital stock which this corporation is authorized to issue is fifty-five million (55,000,000), of which fifty million (50,000,000) shares shall be common stock, $.001 par value per share ("Common Stock"), and five million (5,000,000) shall be preferred stock, $.001 par value per share ("Preferred Stock").

          a.     Common Stock.
                 ------------

          i. Each share of Common Stock shall, subject to provisions contained elsewhere herein, have one vote, and except as provided by resolutions adopted by this corporation's board of directors providing for the issuance of any class or series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of Common Stock.

          ii. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors from time to time, and of any distribution, after the payment or provision for payment of debts and other liabilities of this corporation, of the assets of this corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

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          b.   Preferred Stock.
               ---------------

          i. The Preferred Stock may be issued from time to time in one or more class or series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class or series of Preferred Stock and to fix the number of shares of any class or series of Preferred Stock and the designation of any such class or series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any class or series, may increase or decrease (but not below the number of shares in any such class or series then outstanding) the number of shares of any class or series subsequent to the issue of shares of that class or series.

          The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

          (1) the distinctive designation of such class or series and the number of shares to constitute such class or series;

          (2) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be preferential and cumulative or accruing, and whether the shares of such class or series shall be entitled too any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

          (3) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

          (4) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

          (5) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (6) the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

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          (7)  voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

          (8) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

          (9) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the corporation, acting in accordance with this certificate of incorporation, may deem advisable and are not inconsistent with law and the provisions of this certificate of incorporation.

          The name and mailing address of the incorporator is:

                    Name                          Mailing Address
                    ----                          ---------------
                    Edwin D. Mason                Foley & Lardner
                                                  Suite 3300
                                                  330 North Wabash Avenue
                                                  Chicago, Illinois  60611-3608

          The corporation is to have perpetual existence.


          c.   Limitation of Liability. To the fullest extent permitted by the
               -----------------------
General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          d.   Indemnification. The corporation may indemnify to the fullest
               ---------------
     extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.


          e.   Amendments.  Neither any amendment nor repeal of this Article
               ----------
     nor the adoption of any provision of the corporation's certificate of incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.


          f.   Number of Directors.  The number of directors which constitutes
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the whole board of directors of the corporation shall be designated in the bylaws of the corporation. Upon the closing of the first sale of Common Stock by the corporation pursuant to a registered public offering (the "IPO"), the directors shall be divided into three classes, with such classes to be as nearly equal in numbers as possible, with the term of office of the first class (Class
I) to expire at the first annual meeting of stockholders held after the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held after the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders held after the IPO; and thereafter for each such term to expire at the third succeeding annual meeting of stockholders after each such election.

          g.   Election of Directors.  Election of directors need not be by
               ---------------------
     written ballot unless bylaws of the corporation shall so provide.

          In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation without the assent or vote of the stockholders.

          After the closing of the IPO, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws and no action shall be taken by the stockholders by written consent. After the closing of the IPO, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XI of this certificate of incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders' Meetings), 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), 2.12 (Stockholder Action by Written Consent Without a Meeting), 3.2 (Number of Directors), Section 3.13 (Removal of Directors) or
Article IX (Amendments) of the corporation's bylaws.

          Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept, subject to any provision contained in the statutes, outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

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          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of December, 1999.

     INCORPORATOR:


      /s/ Edwin D. Mason
     ____________________________
     Edwin D. Mason

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